Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

FOR IMMEDIATE RELEASE
CONTACT:    Joe Dorame, Joe Diaz & Robert Blum
            Lytham Partners, LLC
        602-889-9700

InfuSystem Announces Agreement with Solo-Dex for Continuous Peripheral Nerve Block Catheters

Rochester Hills, Michigan, February 22, 2022 - InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today announced a national distribution agreement with Solo-Dex, Inc. for its proprietary continuous nerve block catheters.

With Solo-Dex catheter over the needle technology, all anesthesiologists can place facile continuous peripheral block catheter in two to three minutes for common procedures such as shoulder repair, hip and knee replacement as well as general surgical procedures. Once placed, Solo-Dex products are designed to remain in place introducing the type, quantity and volume of acute pain management medication continuously for days.

“InfuSystem is pleased to join with Solo-Dex in bringing innovation to the acute pain management market. Solo-Dex will bring technology to our customers that makes it easier for the anesthesiologist to place nerve block catheters safely and effectively. As a result, we believe more patients will have the opportunity to receive our services and recover quickly without requiring the use of oral opioid pain management,” said Richard DiIorio, Chief Executive Officer of InfuSystem.

“Solo-Dex Facile, coupled with InfuSystem’s InfuBLOCK Pain Management Therapy program and follow-up services, are now collaborating to bring cost effective, easy-to-use continuous regional acute pain management to a market which is estimated to be 10 times larger than the current nerve catheter market,” remarked Steve Eror, CEO of Solo-Dex. “The stage is set for the emergence of a new standard of care.”

Continuous regional anesthesia coupled with mild sedation may eliminate the need for a patient to receive general anesthesia which requires the manipulation of the airway, may disrupt the patient’s cognition and extends recovery. For the surgical team, manipulation of the airway may increase the risk of COVID-19 exposure for the surgical team.

Safe and effective acute pain management can be delivered via continuous peripheral nerve block, days before, during and after surgery. The patient tends to recover more quickly and may be released for home recovery with a block that eliminates the need for oral opioid painkillers. On February 2, 2022, Stanford University and The Lancet published its expectation that in North America over one million more opioid deaths by 2029.

About Solo-Dex, Inc.

Solo-Dex is a private company founded by leading anesthesiologists to reduce the cost and risk associated with general anesthesia by improving surgical patient recovery times, reducing medical personnel exposure to COVID-19, reducing or eliminating the misuse of opioid-related pain management, and by safely and effectively managing pain before, during and after a procedure. Solo-Dex offers a family of proprietary catheter over the needle anesthesia products, and related devices to assist anesthesiologists manage their patient’s acute pain.

Additional information about Solo-Dex is available at www.Solo-Dex.com.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, objectives and prospects, future operating or financial performance and guidance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

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